UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006 (November 30, 2006)

MID-AMERICA APARTMENT COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	1-12762	62-1543819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Suite 300
Memphis, Tennessee	38138
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 682-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 30, 2006, the registrant’s Board of Directors elected William B. Sansom as a new director to serve a term ending at the 2007 Annual Meeting of Shareholders. The Board of Directors also appointed Mr. Sansom to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Sansom was awarded approximately $87,500 worth of restricted shares of the registrant’s common stock through the registrant’s 2004 Stock Plan. In accordance with the Restricted Stock Agreement, the shares will vest 14.2% on May 22, 2007, 28.6% on May 22, 2008, 28.6% on May 22, 2009, and 28.6% on May 22, 2010. Mr. Sansom is an independent director as defined under the listing standards of the New York Stock Exchange. There are no arrangements or understandings between Mr. Sansom and any other persons pursuant to which Mr. Sansom was selected as a director. Since the beginning of the registrant’s last fiscal year, Mr. Sansom has had no direct or indirect interest in any transaction to which the registrant was a party.

Mr. Sansom has served as the Chairman of the Board and Chief Executive Officer of The H.T. Hackney Co., a wholesale distribution company headquartered in Knoxville, Tennessee since 1983. Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981, and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983. In 2006, Mr. Sansom was named the Chairman of the Board of the Tennessee Valley Authority. Mr. Sansom also serves on the Boards of Directors of Astec Industries, Inc., and First Horizon National Corporation.

On December 4, 2006, the registrant issued a press release announcing Mr. Sansom’s appointment to the Board of Directors. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

          Exhibit
      Number  Description
      ----------   -------------------------------------------
99.1	Press Release dated December 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Date: December 4, 2006	/s/Simon R.C. Wadsworth
Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)